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Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP REPORTS FOURTH QUARTER RESULTS,
ANNOUNCES INCREASE IN QUARTERLY DIVIDEND
AND PROVIDES 2012 GUIDANCE

        Indianapolis, Indiana—February 3, 2012...Simon Property Group, Inc. (the "Company" or "Simon") (NYSE:SPG) today reported results for the quarter and year ended December 31, 2011.

Results for the Quarter

  •
  Net income attributable to common stockholders was $362.9 million, or $1.24 per diluted share, as compared to $217.9 million, or $0.74 per diluted share, in the prior year period. The increase on a per share basis was 67.6%.

  •
  Funds from Operations ("FFO") was $678.9 million, or $1.91 per diluted share, as compared to $638.7 million, or $1.80 per diluted share, in the prior year period. The increase on a per share basis was 6.1%.

Results for the Year

  •
  Net income attributable to common stockholders was $1.021 billion, or $3.48 per diluted share, as compared to $610.4 million, or $2.10 per diluted share, in the prior year. The increase on a per share basis was 65.7%.

  •
  FFO was $2.439 billion, or $6.89 per diluted share, as compared to $1.770 billion, or $5.03 per diluted share, in the prior year. The increase on a per share basis was 37.0%. 2010 FFO as adjusted for debt extinguishment charges was $2.121 billion or $6.03 per diluted share. The increase on an as adjusted per share basis was 14.3%.

        "Our portfolio of high quality assets continues to demonstrate strength as our regional malls and Premium Outlets generated comparable property net operating income growth of 4.5% in the quarter," said David Simon, Chairman and Chief Executive Officer. "Occupancy in the portfolio was 30 basis points higher than one year ago and our tenants reported a robust increase in sales of 10.7%. Financing activities during the quarter enhanced our industry leading balance sheet and the ramping up of development and redevelopment activities positions us to continue to deliver strong results for our stockholders. Given our results in 2011 and our current view of 2012, we are also pleased to announce an increase in our quarterly dividend to $0.95 per share from $0.90."

U.S. Operational Statistics(1)

	As of December 31, 2011	As of December 31, 2010	% Increase
Occupancy(2)	94.8%	94.5%	+30 basis points
Total Sales per Sq. Ft.(3)	$536	$484	10.7%
Average Rent per Sq. Ft.(2)	$39.42	$37.77	4.4%

(1)
Combined information for U.S. regional malls and U.S. Premium Outlets, including the Prime portfolio. Prior period amounts have been restated to include Prime. Does not include information for properties owned by SPG-FCM (the Mills portfolio).

(2)
Represents mall stores in regional malls and all owned gross leasable area in Premium Outlets.

(3)
Rolling 12 month sales per square foot for mall stores less than 10,000 square feet in regional malls and all owned gross leasable area in Premium Outlets.

Dividends

        Today the Company announced that the Board of Directors declared a quarterly common stock dividend of $0.95 per share, an increase of 5.6% from the previous quarter. This dividend is payable on February 29, 2012 to stockholders of record on February 15, 2012.

        The Company also declared the quarterly dividend on its 8 3/8% Series J Cumulative Redeemable Preferred (NYSE:SPGPrJ) Stock of $1.046875 per share, payable on March 30, 2012 to stockholders of record on March 16, 2012.

Acquisitions and Dispositions

        During the fourth quarter and subsequent to year-end, the Company completed several property transactions:

  •
  Exchanged its 50% ownership interests in six malls and one community center with the Macerich Company for their 50% ownership interests in five malls and one community center. No cash was exchanged other than customary net working capital adjustments. As a result of the transaction, Simon owns 100% of Empire Mall, Lindale Mall, Mesa Mall, Rushmore Mall, Southern Hills Mall and Empire East, and the Macerich Company owns 100% of Eastland Mall, Lake Square Mall, Northpark Mall, South Ridge Mall, Southpark Mall, Valley Mall and Eastland Convenience Center.

  •
  Disposed of its interests in three properties: Gwinnett Place, Factory Merchants Branson and Crystal River Mall.

  •
  Acquired an additional 25% ownership interest in Del Amo Fashion Center, increasing its ownership interest to 50%.

  •
  Sold its 49% interest in Gallerie Commerciali Italia ("GCI") in the first quarter of 2012. As a result of this transaction, the Company no longer owns an interest in any assets in Italy.

        A net gain was recorded in the fourth quarter of 2011 as a result of the Macerich Company transaction and three U.S. property dispositions.

Capital Markets

        On October 5th, the Company announced that it entered into a new unsecured revolving credit facility that increased the Company's borrowing capacity to $4.0 billion. This facility, which can be increased to $5.0 billion during its term, will initially mature on October 30, 2015, and can be extended for an additional year to October 30, 2016 at the Company's sole option. The base interest rate on the Company's new facility is LIBOR plus 100 basis points.

        On November 10th, the Company announced the sale of $1.2 billion of senior unsecured notes in an underwritten public offering by its majority-owned partnership subsidiary, Simon Property Group, L.P. The offering consisted of $500.0 million of 2.800% notes due 2017 and $700.0 million of 4.125% notes due 2021. Net proceeds from the offering were used to partially repay the outstanding U.S. dollar balance of the senior unsecured credit facility and for general business purposes.

Development Activity

In the U.S.

        The Company has two new development projects under construction:

  •
  Merrimack Premium Outlets in Merrimack, New Hampshire—a 409,000 square foot upscale outlet center located one hour north of metropolitan Boston and scheduled to open on June 14, 2012. Over 100 designer and brand outlet stores will be represented at the center. The Company owns 100% of this project.

  •
  Tanger Outlets—Texas City—a 350,000 square foot upscale outlet center located in Texas City, Texas. The center is located approximately 30 miles south of Houston and 20 miles north of Galveston and is scheduled to open in October of 2012. The Company owns a 50% interest in this project.

        Renovation and expansion projects are underway at 23 centers in addition to the restoration of Opry Mills in Nashville, Tennessee. Opry Mills has been closed since it was damaged by a historic flood in May of 2010. The center is scheduled to reopen on March 29, 2012.

        In 2011, the Company opened 38 new anchors and big box tenants, aggregating 1.7 million square feet of activity. Approximately 30 anchors and big boxes are currently scheduled to open in 2012 and 2013.

International

        On December 8th, the Company completed the 90,000 square foot expansion of Ami Premium Outlets in Ibaraki Prefecture, Japan. The expansion was 100% leased at opening. The Company owns a 40% interest in this project.

        The grand opening of Johor Premium Outlets, the Company's first Premium Outlet Center® in Southeast Asia, was held on December 11th. The center encompasses 190,000 square feet of gross leasable area featuring 80 stores and is strategically located in Johor, Malaysia. Johor Premium Outlets is close to Senai Airport and less than an hour's drive from the city center of Singapore and about three hours from Kuala Lumpur. The center was 100% leased at opening. The Company owns the property in a 50/50 partnership with Genting Berhad.

        Today marks the groundbreaking for Busan Premium Outlets, a 240,000 square foot upscale outlet center that will serve southeastern Korea, including the cities of Busan, Ulsan and Daegu, as well as local and overseas visitors. The Company owns a 50% interest in this project, which will be its third Premium Outlet Center in Korea.

2012 Guidance

        The Company estimates that FFO will be within a range of $7.20 to $7.30 per diluted share for the year ending December 31, 2012, and diluted net income will be within a range of $3.28 to $3.38 per share.

        The following table provides the reconciliation of the range of estimated diluted net income available to common stockholders per share to estimated diluted FFO per share.

For the year ending December 31, 2012

	Low End	High End
Estimated diluted net income available to common stockholders per share	$3.28	$3.38
Gain on sale of interest in GCI	(0.08)	(0.08)
Depreciation and amortization including the Company's share of joint ventures	4.00	4.00

Estimated diluted FFO per share	$7.20	$7.30

        The 2012 guidance reflects management's view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, capital spend on new and redevelopment activities, and the earnings impact of the events referenced in this release and previously disclosed. The guidance also reflects management's view of future capital market conditions, which is generally consistent with the current forward rates for LIBOR and U.S. Treasury bonds. The estimates do not include possible future gains or losses or the impact on operating results from other possible future property acquisitions or dispositions, possible capital markets activity or possible future impairment charges. The guidance takes into account the impact of all transactions that have already occurred, including the initial FFO dilution from the sale of the Company's 49% interest in GCI. EPS estimates may be subject to fluctuations as a result of several factors, including changes in the recognition of depreciation and amortization expense and any gains or losses associated with disposition activity. By definition, FFO does not include real estate-related depreciation and amortization or gains or losses resulting from the sale of, or impairment charges relating to, previously depreciated operating properties. This guidance is a forward-looking statement and is subject to the risks and other factors described elsewhere in this release.

Conference Call

        The Company will provide an online simulcast of its quarterly conference call at www.simon.com (Investors tab), www.earnings.com, and www.streetevents.com. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. Eastern Time (New York time) today, February 3, 2012. An online replay will be available for approximately 90 days at www.simon.com, www.earnings.com, and www.streetevents.com. A fully searchable podcast of the conference call will also be available at www.REITcafe.com.

Supplemental Materials and Website

        The Company has prepared a supplemental information package which is available at www.simon.com in the Investors section, Financial Information tab. It has also been furnished to the SEC as part of a current report on Form 8-K. If you wish to receive a copy via mail or email, please call 800-461-3439.

        We routinely post important information for investors on our website, www.simon.com, in the "Investors" section. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

        This press release includes FFO, FFO as adjusted and comparable property net operating income growth, which are adjusted from financial performance measures defined by accounting principles generally accepted in the United States ("GAAP"). Reconciliations of these measures to the most directly comparable GAAP measures are included within this press release or the Company's supplemental information package. FFO and comparable property net operating income growth are financial performance measures widely used in the REIT industry.

Forward-Looking Statements

        Certain statements made in this press release may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that our expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and other factors. Such factors include, but are not limited to: the Company's ability to meet debt service requirements, the availability and terms of financing, changes in the Company's credit rating, changes in market rates of interest and foreign exchange rates for foreign currencies, changes in value of investments in foreign entities, the ability to hedge interest rate risk, risks associated with the acquisition, development, expansion, leasing and management of properties, general risks related to retail real estate, the liquidity of real estate investments, environmental liabilities, international, national, regional and local economic climates, changes in market rental rates, trends in the retail industry, relationships with anchor tenants, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks relating to joint venture properties, costs of common area maintenance, intensely competitive market environment in the retail industry, risks related to international activities, insurance costs and coverage, terrorist activities, changes in economic and market conditions and maintenance of our status as a real estate investment trust. The Company discusses these and other risks and uncertainties under the heading "Risk Factors" in its annual and quarterly periodic reports filed with the SEC. The Company may update that discussion in its periodic reports, but otherwise the Company undertakes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

Simon Property Group

        Simon Property Group, Inc. is an S&P 500 company and the largest real estate company in the U.S. The Company currently owns or has an interest in 337 retail real estate properties comprising 245 million square feet in North America and Asia. Simon Property Group is headquartered in Indianapolis, Indiana and employs more than 5,000 people worldwide. The Company's common stock is publicly traded on the NYSE under the symbol SPG. For further information, visit the Simon Property Group website at www.simon.com.

Simon Property Group, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011	2010
REVENUE:
Minimum rent	$706,099	$672,606	$2,664,724	$2,429,519
Overage rent	65,068	56,668	140,842	110,621
Tenant reimbursements	315,916	298,146	1,177,269	1,083,780
Management fees and other revenues	35,009	34,310	128,010	121,207
Other income	49,245	57,988	195,587	212,503

Total revenue	1,171,337	1,119,718	4,306,432	3,957,630

EXPENSES:
Property operating	105,559	98,615	436,571	414,264
Depreciation and amortization	277,536	276,418	1,065,946	982,820
Real estate taxes	95,803	90,893	369,755	345,960
Repairs and maintenance	33,539	37,875	113,496	102,425
Advertising and promotion	34,383	34,641	107,002	97,194
Provision for credit losses	3,325	5,190	6,505	3,130
Home and regional office costs	37,583	36,615	128,618	109,314
General and administrative	14,705	5,358	46,319	21,267
Transaction expenses	—	6,418	—	68,972
Other	35,823	23,633	97,078	68,045

Total operating expenses	638,256	615,656	2,371,290	2,213,391

OPERATING INCOME	533,081	504,062	1,935,142	1,744,239
Interest expense	(246,507)	(252,405)	(983,526)	(1,027,091)
Loss on extinguishment of debt	—	—	—	(350,688)
Income tax expense of taxable REIT subsidiaries	(877)	(2,291)	(3,583)	(1,734)
Income from unconsolidated entities	31,677	25,192	81,238	75,921
Impairment charge from investments in unconsolidated entities	—	(8,169)	—	(8,169)
Gain upon acquisition of controlling interests, and on sale or disposal of assets and interests in unconsolidated entities, net	124,557	687	216,629	321,036

CONSOLIDATED NET INCOME	441,931	267,076	1,245,900	753,514
Net income attributable to noncontrolling interests	78,167	48,318	221,101	136,476
Preferred dividends	834	835	3,337	6,614

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$362,930	$217,923	$1,021,462	$610,424

BASIC EARNINGS PER COMMON SHARE:
Net income attributable to common stockholders	$1.24	$0.74	$3.48	$2.10

DILUTED EARNINGS PER COMMON SHARE:
Net income attributable to common stockholders	$1.24	$0.74	$3.48	$2.10

Simon Property Group, Inc. and Subsidiaries

Unaudited Consolidated Balance Sheets

(Dollars in thousands, except share amounts)

	December 31, 2011	December 31, 2010
ASSETS:
Investment properties at cost	$29,657,046	$27,508,735
Less—accumulated depreciation	8,388,130	7,711,304

	21,268,916	19,797,431
Cash and cash equivalents	798,650	796,718
Tenant receivables and accrued revenue, net	486,731	426,736
Investment in unconsolidated entities, at equity	1,378,084	1,390,105
Deferred costs and other assets	1,633,544	1,795,439
Notes receivable from related party	651,000	651,000

Total assets	$26,216,925	$24,857,429

LIABILITIES:
Mortgages and other indebtedness	$18,446,440	$17,473,760
Accounts payable, accrued expenses, intangibles, and deferred revenues	1,091,712	993,738
Cash distributions and losses in partnerships and joint ventures, at equity	695,569	485,855
Other liabilities and accrued dividends	170,971	184,855

Total liabilities	20,404,692	19,138,208

Commitments and contingencies
Limited partners' preferred interest in the Operating Partnership and noncontrolling redeemable interests in properties	267,945	85,469
EQUITY:
Stockholders' equity
Capital stock (850,000,000 total shares authorized, $0.0001 par value, 238,000,000 shares of excess common stock, 100,000,000 authorized shares of preferred stock):
Series J 8 3/8% cumulative redeemable preferred stock, 1,000,000 shares authorized, 796,948 issued and outstanding with a liquidation value of $39,847	45,047	45,375
Common stock, $0.0001 par value, 511,990,000 shares authorized, 297,725,698 and 296,957,360 issued and outstanding, respectively	30	30
Class B common stock, $0.0001 par value, 10,000 shares authorized, 8,000 issued and outstanding	—	—
Capital in excess of par value	8,103,133	8,059,852
Accumulated deficit	(3,251,740)	(3,114,571)
Accumulated other comprehensive (loss) income	(94,263)	6,530
Common stock held in treasury at cost, 3,877,448 and 4,003,451 shares, respectively	(152,541)	(166,436)

Total stockholder's equity	4,649,666	4,830,780
Noncontrolling interests	894,622	802,972

Total equity	5,544,288	5,633,752

Total liabilities and equity	$26,216,925	$24,857,429

Simon Property Group, Inc. and Subsidiaries

Unaudited Joint Venture Statements of Operations

(Dollars in thousands)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenue:
Minimum rent	$482,040	$462,853	$1,844,774	$1,810,581
Overage rent	59,083	50,052	161,993	143,018
Tenant reimbursements	221,315	229,498	862,211	870,555
Other income	48,813	44,283	175,430	214,728

Total revenue	811,251	786,686	3,044,408	3,038,882
Operating Expenses:
Property operating	157,020	148,462	602,989	595,733
Depreciation and amortization	186,851	190,918	737,865	752,014
Real estate taxes	52,616	56,356	220,955	230,326
Repairs and maintenance	21,907	25,508	76,258	92,490
Advertising and promotion	15,605	16,120	57,703	55,952
Provision for credit losses	2,227	2,993	8,648	3,934
Other	62,417	54,877	227,703	209,635

Total operating expenses	498,643	495,234	1,932,121	1,940,084

Operating Income	312,608	291,452	1,112,287	1,098,798
Interest expense	(206,961)	(201,605)	(813,433)	(812,886)
(Loss) Income from unconsolidated entities	(857)	528	(4,644)	(840)
Impairment charge from investments in unconsolidated entities	—	(16,671)	—	(16,671)

Income from Continuing Operations	$104,790	$73,704	$294,210	$268,401
Income from discontinued joint venture interests	6,210	20,583	48,154	63,108
Gain (loss) on sale or disposal of assets and interests in unconsolidated entities, net	332,078	(85)	347,640	39,676

Net Income	$443,078	$94,202	$690,004	$371,185

Third-Party Investors' Share of Net Income	$232,643	$64,568	$384,384	$234,799

Our Share of Net Income	$210,435	$29,634	$305,620	$136,386
Amortization of Excess Investment(A)	(12,730)	(12,653)	(50,562)	(48,329)
Our Share of (Gain) Loss on Sale or Disposal of Assets and Interests in Unconsolidated Entities, net	(166,028)	42	(173,820)	(20,305)
Our Share of Impairment Charge from Investments in Unconsolidated Entities	—	8,169	—	8,169

Income from Unconsolidated Entities	$31,677	$25,192	$81,238	$75,921

 Simon Property Group, Inc. and Subsidiaries

Unaudited Joint Venture Balance Sheets

(Dollars in thousands)

	December 31, 2011	December 31, 2010
Assets:
Investment properties, at cost	$20,481,657	$21,236,594
Less—accumulated depreciation	5,264,565	5,126,116

	15,217,092	16,110,478
Cash and cash equivalents	806,895	802,025
Tenant receivables and accrued revenue, net	359,208	353,719
Investment in unconsolidated entities, at equity	133,576	158,116
Deferred costs and other assets	526,101	525,024

Total assets	$17,042,872	$17,949,362

Liabilities and Partners' (Deficit) Equity:
Mortgages and other indebtedness	$15,582,321	$15,937,404
Accounts payable, accrued expenses, intangibles, and deferred revenue	775,733	748,245
Other liabilities	981,711	961,284

Total liabilities	17,339,765	17,646,933
Preferred units	67,450	67,450
Partners' (deficit) equity	(364,343)	234,979

Total liabilities and partners' equity	$17,042,872	$17,949,362

Our Share of:
Partners' (deficit) equity	$(32,000)	$146,578
Add: Excess Investment(A)	714,515	757,672

Our net Investment in Joint Ventures	$682,515	$904,250

 Simon Property Group, Inc. and Subsidiaries

Footnotes to Unaudited Financial Statements

Notes:

(A)
Excess investment represents the unamortized difference between the Company's investment and equity in the underlying net assets of the partnerships and joint ventures. The Company generally amortizes excess investment over the life of the related properties, typically no greater than 40 years, and the amortization is included in income from unconsolidated entities.

Simon Property Group, Inc. and Subsidiaries
Unaudited Reconciliation of Non-GAAP Financial Measures(1)
(Amounts in thousands, except per share amounts)

Reconciliation of Consolidated Net Income to FFO and FFO as Adjusted

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011	2010
Consolidated Net Income(2)(3)(4)(5)	$441,931	$267,076	$1,245,900	$753,514
Adjustments to Consolidated Net Income to Arrive at FFO:
Depreciation and amortization from consolidated properties	270,081	272,713	1,047,571	968,695
Simon's share of depreciation and amortization from unconsolidated entities	98,009	98,048	384,367	388,565
Impairment charges of depreciable real estate	—	8,169	—	8,169
Gain upon acquisition of controlling interests, and on sale or disposal of assets and interests in unconsolidated entities, net	(124,557)	(687)	(216,629)	(321,036)
Net income attributable to noncontrolling interest holders in properties	(2,679)	(3,298)	(8,559)	(10,640)
Noncontrolling interests portion of depreciation and amortization	(2,553)	(1,959)	(8,633)	(7,847)
Preferred distributions and dividends	(1,313)	(1,313)	(5,252)	(8,929)

FFO of the Operating Partnership	$678,919	$638,749	$2,438,765	$1,770,491
Loss on extinguishment of debt	—	—	—	350,688

FFO as adjusted of the Operating Partnership	$678,919	$638,749	$2,438,765	$2,121,179

Diluted net income per share to diluted FFO per share and diluted FFO as adjusted per share reconciliation:
Diluted net income per share	$1.24	$0.74	$3.48	$2.10
Depreciation and amortization from consolidated properties and Simon's share of depreciation and amortization from unconsolidated entities, net of noncontrolling interests portion of depreciation and amortization	1.02	1.04	4.02	3.86
Impairment charges of depreciable real estate	—	0.02	—	0.02
Gain upon acquisition of controlling interests, and on sale or disposal of assets and interests in unconsolidated entities, net	(0.35)	—	(0.61)	(0.92)
Impact of additional dilutive securities for FFO per share	—	—	—	(0.03)

Diluted FFO per share	$1.91	$1.80	$6.89	$5.03
Loss on debt extinguishment	—	—	—	1.00

Diluted FFO as adjusted per share	$1.91	$1.80	$6.89	$6.03

Details for per share calculations:
FFO of the Operating Partnership	$678,919	$638,749	$2,438,765	$1,770,491
Adjustments for dilution calculation:
Impact of preferred stock and preferred unit conversions and option exercises(6)	—	—	—	3,676

Diluted FFO of the Operating Partnership	678,919	638,749	2,438,765	1,774,167
Diluted FFO allocable to unitholders	(116,424)	(108,892)	(416,833)	(296,670)

Diluted FFO allocable to common stockholders	$562,495	$529,857	$2,021,932	$1,477,497

Basic weighted average shares outstanding	293,822	292,931	293,504	291,076
Adjustments for dilution calculation:
Effect of stock options	11	230	69	274
Impact of Series I preferred unit conversion	—	—	—	238
Impact of Series I preferred stock conversion	—	—	—	1,749

Diluted weighted average shares outstanding	293,833	293,161	293,573	293,337
Weighted average limited partnership units outstanding	60,816	60,248	60,522	58,900

Diluted weighted average shares and units outstanding	354,649	353,409	354,095	352,237

Basic FFO per Share	$1.91	$1.81	$6.89	$5.06
Percent Change	5.5%		36.2%
Diluted FFO per Share	$1.91	$1.80	$6.89	$5.03
Percent Change	6.1%		37.0%
Diluted FFO as adjusted per share	$1.91	$1.80	$6.89	$6.03
Percent Change	6.1%		14.3%

Simon Property Group, Inc. and Subsidiaries
Footnotes to Unaudited Reconciliation of Non-GAAP Financial Measures

        Notes:

(1)
This report contains measures of financial or operating performance that are not specifically defined by accounting principles generally accepted in the United States ("GAAP"), including funds from operations ("FFO"), FFO as adjusted, FFO per share and FFO as adjusted per share. FFO is a performance measure that is standard in the REIT business. We believe FFO provides investors with additional information concerning our operating performance and a basis to compare our performance with those of other REITs. We also use these measures internally to monitor the operating performance of our portfolio. As adjusted measures exclude the effect of certain debt-related charges. We believe these measures provide investors with a basis to compare our current operating performance with previous periods in which we did not have those charges. Our computation of these non-GAAP measures may not be the same as similar measures reported by other REITs.

  The Company determines FFO based upon the definition set forth by the National Association of Real Estate Investment Trusts ("NAREIT"). The Company determines FFO to be our share of consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of, or any impairment charges related to, previously depreciated operating properties, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP.

  The Company has adopted NAREIT's clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting changes, or a gain or loss resulting from the sale of, or any impairment charges relating to, previously depreciated operating properties. We include in FFO gains and losses realized from the sale of land, outlot buildings, marketable and non-marketable securities, and investment holdings of non-retail real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

(2)
Includes the Company's share of gains on land sales of $1.7 million and $2.4 million for the three months ended December 31, 2011 and 2010, respectively, and $6.2 million and $11.8 million for the twelve months ended December 31, 2011 and 2010, respectively.

(3)
Includes the Company's share of straight-line adjustments to minimum rent of $11.0 million and $8.3 million for the three months ended December 31, 2011 and 2010, respectively, and $37.2 million and $32.1 million for the twelve months ended December 31, 2011 and 2010, respectively.

(4)
Includes the Company's share of the amortization of fair market value of leases from acquisitions of $5.2 million and $5.1 million for the three months ended December 31, 2011 and 2010, respectively, and $22.9 million and $19.9 million for the twelve months ended December 31, 2011 and 2010, respectively.

(5)
Includes the Company's share of debt premium amortization of $3.0 million and $3.3 million for the three months ended December 31, 2011 and 2010, respectively, and $10.0 million and $12.7 million for the twelve months ended December 31, 2011 and 2010, respectively.

(6)
Includes dividends and distributions on Series I preferred stock and Series I preferred units. All outstanding shares of Series I preferred stock and Series I preferred units were redeemed on April 16, 2010.

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  Exhibit 99.2
Simon Property Group, Inc. and Subsidiaries Unaudited Consolidated Statements of Operations (Dollars in thousands, except per share amounts)
Simon Property Group, Inc. and Subsidiaries Unaudited Consolidated Balance Sheets (Dollars in thousands, except share amounts)
Simon Property Group, Inc. and Subsidiaries Unaudited Joint Venture Statements of Operations (Dollars in thousands)
Simon Property Group, Inc. and Subsidiaries Unaudited Joint Venture Balance Sheets (Dollars in thousands)
Simon Property Group, Inc. and Subsidiaries Footnotes to Unaudited Financial Statements